Exhibit 8.1

[Letterhead of Proskauer Rose LLP]

November 12, 2004

United Industrial Corporation

124 Industry Lane

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as counsel to United Industrial Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The prospectus contained in the Registration Statement relates to the resale by the selling securityholders of $120,000,0000 aggregate principal amount of 3.75% Convertible Senior Notes due 2024 (the “Notes”), and 3,058,356 shares of common stock, par value $1.00 per share of the Company issuable upon conversion, purchase or repurchase of the notes and up to 483,158 shares of common stock that the Company may issue as a “make whole premium” upon repurchase of the Notes under certain circumstances.  The Notes were issued under an indenture dated as of September 15, 2004 by and among the Company, AAI Corporation, a Maryland corporation, and U.S. Bank National Association, as trustee (the “Indenture”).

In connection with the rendering of this opinion, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the Registration Statement; (ii) the global note representing the $120,000,000 aggregate principal amount of the Notes; and (iii) the Indenture.  In conducting this examination, we have not examined any of the facts set forth in the Registration Statement, the Prospectus or other documents furnished to us by the Company, and have, consequently, relied on the Company’s representations that the information in the Registration Statement, the Prospectus and such other documents accurately represents and completely describes all material facts relevant to our opinion.  No facts have come to our attention, however, that would cause us to question the accuracy and completeness of these facts.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons and the authenticity of all documents we have examined.  We also have assumed, without any independent verification, that the Registration Statement, the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, and that each of the Documents constitutes the valid and binding obligation of each party to it and is enforceable against each party in accordance with its terms.

The opinion set forth in this letter is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder (including proposed and temporary regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations and legislative history, as of the date of this letter.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect.  Our opinion is not binding on the Internal Revenue Service or on the courts and, therefore, provides no guarantee or certainty as to results.  In addition, our opinion is based on certain factual representations and assumptions described in this letter.  Any change occurring after the date of this letter in, or a variation from, any of the foregoing bases for our opinion could affect the conclusions expressed below.

Based upon the foregoing, and subject to the qualifications below, it is our opinion that the discussion in the Prospectus under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent that such information constitutes matters of law, summaries of legal matters or legal conclusions, is a fair and accurate summary of the material United States income tax consequences of the ownership and disposition of the Notes.

This opinion is limited in all respects to the federal laws of the United States, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

This opinion is addressed to you and is solely for your benefit, and only in connection with the preparation of the Registration Statement.  This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or entity for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP